U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

   Getter                            Philip               M.
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   (Last)                            (First)              (Middle)

   c/o DAMG Capital LLC
   575 Lexington Avenue
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                                    (Street)

    New York                         NY                       10022
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


     EVCI Career Colleges Incorporated ("EVCI")
_____________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


        2002
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                   2.             2.A               3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                 Transaction    Deemed Extension  Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security  Date           Date, if any      Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)         (mm/dd/yy)     (mm/dd/yy)        (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form
             2.                                                                                            Deriv-    of
             Conver-                              5.                             7.                        ative     Deriv-  11.
             sion                                 Number of                      Title and Amount          Secur-    ative   Nature
             or                                   Derivative    6.               of Underlying     8.      ities     Secur-  of
             Exer-             3A Deem-   4.      Securities    Date             Securities        Price   Bene-     ity:    In-
             cise     3.       ed Exten-  Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially  Direct  direct
             Price    Trans-   sion       action  or Disposed   Expiration Date  ----------------  Deriv-  Owned     (D) or  Bene-
1.           of       action   Date/if    Code    of(D)         (Month/Day/Year)          Amount   ative   Follow-   In-     ficial
Title of     Deriv-   Date     any,       (Instr. (Instr. 3,    ----------------          or       Secur-  ing Re-   direct  Owner-
Derivative   ative    (Month/  (Month/     8)      4 and 5)     Date    Expira-           Number   ity     ported    (I)     ship
Security     Secur-   Day/     Day/       -----  ------------   Exer-   tion              of       (Instr. Transac-  (Instr. (Instr.
(Instr. 3)   ity      Year)    Year)      Code V   (A)   (D)    cisable Date     Title    Shares   5)      tion      4)      4)
                                                                                                           (Instr. 4)
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


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Option to   $1.57    3/1/02               A      5,000            (1)   2/29/12  Common   5,000    0(2)    10,000(3)   D
buy                                                                              Stock
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

Explanation of Responses:  (1) Option vests in three equal consecutive annual installments commencing on March 1, 2003.
                           (2) Incentive option to non-employee director;
                               exercise price is 100% of fair market value of Common Stock on date of grant.
                           (3) Surrended options on May 22, 2002 to purchase
                               10,000 shares previously granted under automatic grant provision of 1998 Incentive Plan.


  /s/ Philip M. Getter                                      February 12, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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